ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES AMENDMENT OF ITS SENIOR
CONVERTIBLE PROMISSORY NOTES AND PROVIDES OPERATIONAL UPDATE

San Diego, CA, April 20, 2006 — Alliance Pharmaceutical Corp.-(OTC Bulletin Board: ALLP) today announced that it has entered into an amendment (the “Amendment”) of its Senior Convertible Promissory Note Purchase Agreement and Registration Rights Agreement with each of the existing holders of Alliance’s senior notes (the “Senior Notes”).

Pursuant to the Amendment, the maturity date of each outstanding Senior Note was extended until April 1, 2007.   The conversion price of each Senior Note was reduced from $0.25 to $0.17, and the interest that will accrue on each Senior Note from March 25, 2006 through April 1, 2007 was increased from 6% to 10%.  In addition, the holders of the Senior Notes will receive a total of $11,419,000 in payments based on future royalties from Oxygent TM product sales (or under certain conditions from milestone payments) payable at a rate equal to 50% of such payments Alliance actually receives. Finally, Alliance will continue to seek potential strategic partners or merger candidates as a part of its business strategy.

Operations update:

As reported in Alliance’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 (the “10-KSB”), at the time of the filing of the 10-KSB, Alliance was: 1)  identifying a contract manufacturer to begin the transfer of the Oxygent technology for clinical production, 2) working with its development partner in China, Beijing Double-Crane Pharmaceuticals, Ltd. (“Double-Crane”), to file the equivalent of an Investigational New Drug application (the “IND”) related to Oxygent with the Chinese sFDA, and 3) collaborating with its development partner in Europe, Leo Pharma SA (“LEO”) to design and initiate a Phase II Proof of Concept trial in Europe to assess the safety and efficacy of Oxygent for improvement in post-operative gut function (the “Phase II Proof of Concept Trial”).

To date, Alliance has identified a contract manufacturer to produce the relevant clinical supplies for the Phase II Proof of Concept Trial and the product samples required for the submission of an IND to the sFDA in China.  Alliance has completed the engineering studies, has run pre-production lots in cooperation with this contract manufacturer and is currently proceeding toward the manufacture of clinical material.  Alliance and Double-Crane have formed a Joint Development Team to manage the development of Oxygent in China.   Under its agreement with Double-Crane, Alliance is also obligated to provide Double-Crane with the documentation necessary to enable Double-Crane to translate all relevant data and other information into Chinese prior to the submission of an IND with the sFDA. To date, Alliance has provided all such necessary documentation, with the exception of the manufacturing documentation.  Alliance expects that this documentation will be provided as product samples are released from manufacturing.  Double-Crane has already completed the translation of the pre-clinical and clinical documentation.

In addition, Alliance has contracted with two clinical research organizations (one in the U.S. and one in Europe), and in collaboration with its European partner, LEO, has also developed a protocol for the Phase II Proof of Concept Trial. Seven clinical sites in three European countries have been identified to conduct the trial.  The protocol and all other relevant information have been submitted to the Ethics Committee (similar to the IRB in the U.S.) and the relevant Competent Authority in two of the three countries in which the Phase II Proof of Concept Trial will be conducted.

In the U.S., Alliance has completed a pre-clinical study in cerebral blood flow which Alliance believes demonstrates that Oxygent does not increase cerebral blood flow but does maintain oxygenation to the brain during serial hemodilution. We expect to submit this study along with other relevant data to the FDA in 2006 in preparation of future clinical development in the U.S.

About Alliance Pharmaceutical Corp.:

Alliance Pharmaceutical Corp., founded in 1989, is a development-stage pharmaceutical company that is currently focused on developing its lead product, Oxygent, which is based on its proprietary PFC technology. Oxygent is being developed as an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein. Alliance refers you to cautionary information contained in documents Alliance files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information:
Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275